Exhibit 99.1
BMP Sunstone Reports First Quarter 2009 Financial Results
Record Revenue of $39.3 Million, Gross Margin of 52.6% and Operating Income of $3.2 Million
PLYMOUTH MEETING, PA., May 18, 2009 (BUSINESS WIRE) — BMP Sunstone Corporation (NASDAQ: BJGP) (“BMP Sunstone” or the “Company”), today announced financial results for the first quarter ended March 31, 2009.
Financial Highlights from the First Quarter Ended March 31, 2009
•	First quarter revenues increased to $39.3 million from $18.1 million in the prior year period.

•	Gross profit increased to $20.7 million from $7.7 million in the prior year period. Gross margin was 52.6% versus 42.7%.

•	Operating income improved to $3.2 million from a loss of $1.4 million in the prior year period.

•	Non-GAAP net income was $3.0 million, compared to a net loss of $106,000 in the first quarter of 2008.

•	Non-GAAP EPS, as defined below, was $0.07 for the quarter, compared to net loss per share of ($0.00) in the prior year period.

•	Adjusted EBITDA was $4.6 million in the first quarter of 2009, compared to $639,000 in the first quarter of 2008.

•	First quarter 2009 financial results include a net non-cash loss of approximately $2.9 million, reflecting a loss on the early extinguishment of debt, partially offset by a gain on the embedded derivative value on convertible notes.
Non-GAAP net income and earnings per share exclude stock based compensation expense, amortization related to Sunstone and Wanwei acquisitions, amortization of debt discount and issuance cost, loss on early extinguishment of debt and gain on the embedded derivative value on convertible notes. Adjusted EBITDA is a non-GAAP measure which provides earnings before interest, taxes, depreciation and amortization and excludes loss on early extinguishment of debt and gain on the embedded derivative value on convertible notes. Please refer to the financial tables provided in this news release for a reconciliation of GAAP results to non-GAAP results for the three-month periods ended March 31, 2009 and 2008.
David Gao, Chief Executive Officer of BMP Sunstone, stated, “We are very pleased with our financial performance in the first quarter of 2009. Our results reflect continued revenue growth, operating improvements and cost efficiencies.”
First Quarter 2009 Financial Results
Revenue in the first quarter of 2009 increased to a record $39.3 million from $18.1 million in the first quarter of 2008, reflecting increased demand for the Company’s manufactured and licensed products, including $24.5 million of revenue from Sunstone, which was acquired in February of 2008. Revenue from distribution increased 80% to $13.4 million in the first quarter of 2009 from $7.4 million in the prior year period, reflecting revenue from Rongheng, which was acquired in July 2008, and sales growth of Wanwei’s major products. Revenue from licensed products increased 13% to $1.4 million from $1.2 million in the prior year period, reflecting sales and marketing efforts of Anpo, Propess, Ferriprox and Galake compared to the prior year.
Gross profit in the first quarter of 2009 increased to a record $20.7 million from $7.7 million in the first quarter of 2008. Gross margin was also a record 52.6%, compared to 42.7% in the prior year period. Gross margin performance reflects increased sales of higher margin products and services from Sunstone and BMP China.
Operating income was a record $3.2 million in the first quarter of 2009, compared to an operating loss of $1.4 million in the first quarter of 2008, reflecting continued cost control and cost synergies. General and administrative expenses as a percentage of revenue were approximately 10.0%, compared to 17.4% in the prior year period.
Non-GAAP net income was $3.0 million, or $0.07 per diluted share, compared to a non-GAAP net loss of $106,000, or ($0.00) per diluted share, in the first quarter of 2008. The EPS calculation is based on 40.8 million diluted shares, compared to 35.1 million diluted shares in the prior year period. On a GAAP basis, the Company reported net loss of $2.0 million in the first quarter of 2009, or ($0.05) per share, compared to a net loss of $2.8 million, or ($0.08) per share, in the prior year period.

First quarter financial results include non-cash items related to the Company’s convertible notes. These include $4.6 million in deferred loan costs, debt discount and debt premium, relative to the early extinguishment of debt, offset by a $1.6 million gain on the embedded derivatives in the January 2009 notes and common stock warrants issued as part of the February 2009 equity issuance.
Balance Sheet
As of March 31, 2009, the Company had cash and cash equivalents of $21.2 million and notes receivable of $18.8 million, totaling $40.0 million. Notes receivables are notes accepted from customers for the settlement of trade receivable balances. All notes receivables are guaranteed by established banks in China and have maturities of six months or less.
Financial Guidance
BMP Sunstone is reiterating its revenue, non-GAAP and EBITDA guidance for 2009. As previously announced, for the fiscal year 2009, revenue is anticipated to increase at least 35% year over year to reach $150 to $160 million. EBITDA is expected to reach $16 million to $18 million, and non-GAAP net income is expected to reach $9 million to $11 million.
Gao continued, “China’s healthcare opportunity is large and growing. We believe our combination of branded OTC products at Sunstone, in-licensed RX products at BMP China, and our established distribution networks — which enable us to control sales channels in key markets — position us very competitively. We remain focused on delivering enhanced profitability over the long term, and we remain enthusiastic about the market we address.”
’’Our 2009 financial guidance reflects sales and marketing expansion in China resulting from continued performance at all of our business units, especially at Sunstone, and reflects operational synergies resulting from acquisitions we completed over the past eighteen months. In 2009, we expect all of our business units to be profitable, which will mark a significant milestone in the Company’s development,” concluded Gao.
Conference Call
The Company will hold a conference call at 5:00 pm ET on May 18, 2009 to discuss first quarter 2009 results. Listeners may access the call by dialing 1-888-679-8034 or 1-617-213-4847 for international callers, access code: 95397072. Preregistration and a webcast will also be available through the Company’s website at http://www.bmpsunstone.com. A replay of the call will be available through May 28, 2009. Listeners may access the replay by dialing 1-888-286-8010 or 1-617-801-6888 for international callers, access code: 95991592.
About BMP Sunstone Corporation
BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China. Currently this portfolio includes eight products under exclusive multi-year licenses for China, primarily focused on women’s health and pediatrics. The Company also owns Sunstone Pharmaceutical Co. Ltd., which manufactures leading pediatric and women’s health products, including two of China’s most recognized brands, “Hao Wawa” and “Confort,” sold through approximately 120,000 pharmacies in China. The Company also provides pharmaceutical distribution services through its subsidiaries in Beijing and Shanghai, and through its affiliate, Guangzhou Pharmaceuticals Corp. The Company has its main office in Beijing, with a US office in Plymouth Meeting, PA. For more information, please visit www.bmpsunstone.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements regarding the Company’s competitive advantages, the impact of changes in China’s healthcare industry on the Company’s growth, the Company’s expected financial performance in 2009 and the Company’s expectations for each of its business units in 2009. These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the biotechnology and pharmaceutical industries and the Chinese pharmaceutical market, the ability to timely manufacture and distribute the Company’s products and other risks contained in reports filed by the Company with the Securities and Exchange Commission. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
CONTACT
Integrated Corporate Relations, Inc.
Ashley M. Ammon and Christine Duan
203-682-8200 (Investor Relations)

BMP Sunstone Corporation and Subsidiaries
Condensed Consolidated Statements of Operation
($ amounts, except per share amounts in thousands)

	For the Three months ended March 31,
	2009	2008

Revenues:
Third parties	$35,521	$17,298
Related parties	3,742	791

Total Revenues	39,263	18,089
Cost of Goods Sold	18,605	10,368

Gross Margin	20,658	7,721

Sales and Marketing Expenses	13,511	5,961
General and Administration Expenses	3,929	3,156

Total Operating Expenses	17,440	9,117

Profit (Loss) From Operations	3,218	(1,396)

Other Income (Expense):
Interest Income	24	48
Interest (Expense)	(1,417)	(1,569)
Debt Issuance Cost Amortization	(128)	(210)
Equity Method Investment Income	17	675
Loss on Early Extinguishment of Debt	(4,573)	—
Gain on Derivatives	1,651	—

Total Other Income (Expense)	(4,426)	(1,056)

Loss Before Provision For Income Taxes	(1,208)	(2,452)
Provision For Income Taxes	782	347

Net Loss	$(1,990)	$(2,799)

Basic and Fully-Diluted Loss Per Share	$(0.05)	$(0.08)

Basic Weighted-average Shares Outstanding	40,765	35,096

Fully Diluted Weighted-average Shares Outstanding	43,066	36,598

BMP Sunstone Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
($ amounts in thousands)

	March 31,	December 31,
	2009	2008
Assets
Current Assets:
Cash and Cash Equivalents	$21,251	$15,740
Restricted Cash	781	1,150
Notes Receivable	18,776	15,797
Accounts Receivable, net of allowance for doubtful accounts of $210 and $127	38,254	30,897
Inventory, net of allowance for obsolescence of $45 and $0	9,570	10,184
Due from Related Party	2,435	1,834
Other Receivables	2,189	2,168
VAT Receivable	989	921
Prepaid Expenses and Other Current Assets	5,181	6,247

Total Current Assets	99,426	84,938
Property and Equipment, net	23,999	22,840
Investment in Alliance BMP Limited	15,093	15,093
Investment in Shengda	2,938	—
Investments, at Cost	146	146
Goodwill	69,950	69,866
Other Assets	716	875
Land Use Rights, net of accumulated amortization	1,983	2,002
Intangible Assets, net of accumulated amortization	41,107	41,891

Total Assets	$255,358	$237,651

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes Payable and Bank Borrowings, net of debt discounts	$18,328	$33,591
Accounts Payable	28,544	27,482
Due to Related Parties	5,426	4,361
Deferred Revenues	128	128
Accrued Expenses	16,373	14,601

Total Current Liabilities	68,799	80,163

Long-Term Debt, including debt premium	25,297	—
Derivative Liability	894
Deferred Taxes	9,763	9,856

Total Liabilities	104,753	90,019

Stockholders’ Equity:
Common Stock, $.001 Par Value; 75,000,000 Shares Authorized as of March 31, 2009 and December 31, 2008; 41,500,409 and 40,246,410 Shares Issued and Outstanding as of March 31, 2009 and December 31, 2008, respectively	41	40
Additional Paid in Capital	164,850	160,864
Common Stock Warrants	9,780	9,049
Accumulated Deficit	(33,032)	(31,042)
Accumulated Other Comprehensive Income	8,966	8,721

Total Stockholders’ Equity	150,605	147,632

Total Liabilities and Stockholders’ Equity	$255,358	$237,651

BMP Sunstone Corporation and Subsidiaries
Condensed Consolidated Statements of Operation
($ amounts, except per share amounts in thousands)
Non GAAP

	For the Three months ended March 31,
	2009	2008

Revenues:
Third parties	$35,521	$17,298
Related parties	3,742	791

Total Revenues	39,263	18,089
Cost of Goods Sold	18,490	9,699

Gross Margin	20,773	8,390

Sales and Marketing Expenses	12,785	5,544
General and Administration Expenses	3,325	2,526

Total Operating Expenses	16,110	8,070

Profit (Loss) From Operations	4,663	320

Other Income (Expense):
Interest Income	24	48
Interest (Expense)	(967)	(802)
Debt Issuance Cost Amortization	—	—
Equity Method Investment Income	17	675
Loss on Early Extinguishment of Debt	—	—
Gain on Derivatives	—	—

Total Other Income (Expense)	(926)	(79)

Profit Before Provision For Income Taxes	3,737	241
Provision For Income Taxes	782	347

Net Profit (Loss)	$2,955	$(106)

Basic Profit (Loss) Per Share	$0.07	$(0.00)

Fully Diluted Profit (Loss) Per Share	$0.07	$(0.00)

Basic Weighted-average Shares Outstanding	40,765	35,096

Fully Diluted Weighted-average Shares Outstanding	43,066	36,598

BMP Sunstone Corporation and Subsidiaries
Non GAAP Reconcilations
($ amounts, except per share in thousands)

	Three Months Ended March 31,
	2009	2008

GAAP Gross Profit	$20,658	7,721
Amortization Related to Acqusition	115	669

Non GAAP Gross Profit	$20,773	$8,390

	Three Months Ended March 31,
	2009	2008

GAAP Operating Income (Loss)	$3,218	$(1,396)
Stock Based Compensation	585	563
Amortization Related to Acqusitions	860	1,153

Non GAAP Operating Income	$4,663	$320

	Three Months Ended March 31,
	2009	2008

GAAP Net Loss	$(1,990)	$(2,799)
GAAP EPS	$(0.05)	$(0.08)

Stock Based Compensation	585	563
Debt Amortization and Issuance Cost	578	977
Amortization Related to Acquisitions	860	1,153
Loss on Early Extinguishment of Debt	4,573	—
Gain on Derivatives	(1,651)	—

Non GAAP Net Income (Loss)	$2,955	$(106)

Non GAAP EPS	$0.07	$(0.00)

BMP Sunstone Corporation and Subsidiaries
Adjusted EBITDA Reconciliation
($ amounts in thousands)

	For the Three Months Ended March 31,
	2009	2008
Net Loss	$(1,990)	$(2,799)
Net Loss Reconcilation to Adjusted EBITDA:
Interest expense, net	943	754
Income taxes	782	347
Depreciation	522	257
Amortization of intangibles and fair value of inventory increase	860	1,103
Loss on Early Extinguishment of Debt	4,573	—
Gain on derivatives	(1,651)	—
Amortization of debt discount and debt issuance costs	577	977

EBITDA	$4,616	$639